UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

DPW HOLDINGS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
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(4)	Date Filed:

DPW HOLDINGS, INC.

201 Shipyard Way

Newport Beach, CA 92663

Telephone: (949) 444-5464

Dear Stockholder:

Our board of directors has approved an amendment to our Certificate of Incorporation (the “Certificate of Incorporation”) to effect a reverse stock split of our Class A Common Stock (the “Common Stock”) at a ratio determined by the board within a specified range.  The purpose of the reverse stock split is to increase the market price of our Common Stock to make it more attractive to a broader range of institutional and other investors and to meet the minimum stock price eligibility requirements of the NYSE American.

These actions by our board of directors to amend the Certificate of Incorporation are subject to approval of our stockholders.  This solicitation is being made on the terms and subject to the conditions set forth in the accompanying Consent Solicitation Statement, which describes the terms of the proposed amendment to our Certificate of Incorporation.  Also enclosed you will find your written consent card and return envelope.  Please complete, date and sign the written consent card and return it in the enclosed, postage-prepaid envelope, by facsimile to __________ or by email to _______________ by 5:00 p.m., Eastern Time, on ________ ____, 2019.  You can also submit your consent electronically on the Internet using instructions on the consent card.

Your response to this solicitation is important.  Failure to return the enclosed written consent card will have the same effect as a vote against approval of the amendment to our Certificate of Incorporation.  Our board of directors recommends that all stockholders CONSENT to the amendment to our Certificate of Incorporation.

Sincerely yours,

/s/ Milton C. Ault, III

MILTON C. AULT, III

Chairman of the Board of Directors

________________ ___, 2019

Important Notice Regarding the Availability of Consent Solicitation Materials:

The consent solicitation materials are available on the SEC’s website at www.sec.gov as well as through our website at www.dpwholdings.com under “Investor Relations, SEC Filings.”

DPW HOLDINGS, INC.

201 Shipyard Way

Newport Beach, CA 92663

Telephone: (949) 444-5464

NOTICE OF SOLICITATION OF CONSENTS

TO OUR STOCKHOLDERS:

This Notice of Solicitation of Consents and accompanying Consent Solicitation Statement are furnished to you by DPW Holdings, Inc. (the “Company”) in connection with the solicitation on behalf of our board of directors of written consents from the holders of the Company’s Class A Common Stock (the “Common Stock”) to take action without a stockholders’ meeting.

Our board of directors is requesting the holders of the Company’s Common Stock consent to the following matter:

1.	Approval of an amendment to our Certificate of Incorporation (the “Certificate of Incorporation”) to effect a reverse stock split of our Common Stock by a ratio of not less than one-for-four and not more than one-for-twenty at any time prior to ___________ ____, 2019, with the exact ratio to be set at a whole number within this range as determined by the Board of Directors in its sole discretion.

We have established the close of business on _____________ ____, 2018 as the record date for determining stockholders entitled to submit written consents.

We request that each stockholder complete, date and sign the enclosed written consent card and promptly return it in the enclosed postage-prepaid envelope or fax it to our exchange agent _______________., at (XXX) XXX-XXXX.  You can also submit your consent electronically using instructions on the consent card. To be counted, your properly completed written consent card must be received at or before 5:00 p.m. Eastern Time, on _____________ ____, 2019, subject to extension by our board of directors.

Your vote is important.  Failure to return the enclosed written consent card will have the same effect as a vote against the proposed amendment to the Company’s Certificate of Incorporation.  We recommend that all stockholders consent to the amendment to the Company’s Certificate of Incorporation by marking the box entitled “CONSENT” with respect to the proposal on the enclosed written consent card.  If you sign and send in the written consent card but do not indicate how you want to vote as to the proposed amendment, your consent card will be treated as a consent authorizing the proposal.

Consents may be revoked by stockholders at any time prior to the time that we receive and accept the written consent of the holders of a majority of the outstanding shares of capital stock of the Company entitled to vote.

IT IS VERY IMPORTANT THAT EVERY STOCKHOLDER RETURN THE ENCLOSED WRITTEN CONSENT CARD.  WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED WRITTEN CONSENT AS PROMPTLY AS POSSIBLE.

By Order of the Board of Directors,

/s/ Milton C. Ault, III

MILTON C. AULT, III

Chairman of the Board of Directors

________________ ___, 2019

DPW HOLDINGS, INC.

Annex A – Amendment to Certificate of Incorporation

DPW HOLDINGS, INC.

201 Shipyard Way

Newport Beach, CA 92663

Telephone: (949) 444-5464

CONSENT SOLICITATION STATEMENT

General

This Consent Solicitation Statement is being furnished in connection with the solicitation of written consents of the stockholders of DPW Holdings, Inc. (“we,” “our,” or the “Company”) with regard to the following proposal:

1.	Approval of an amendment to our Certificate of Incorporation (the “Certificate of Incorporation”) to effect a reverse stock split of our Class A Common Stock (the “Common Stock”) by a ratio of not less than one-for-four and not more than one-for-twenty at any time prior to January __, 2020, with the exact ratio to be set at a whole number within this range as determined by the Board of Directors in its sole discretion (the “Reverse Stock Split”).

This Consent Solicitation Statement contains important information for you to consider when deciding how to vote on this matter.  Please read it carefully.

Our board of directors has elected to obtain stockholder approval of the amendment to our Certificate of Incorporation by written consent, rather than by calling a special meeting of stockholders.  Written consents are being solicited from all of our stockholders pursuant to Section 228 of the Delaware General Corporation Law and Section 2.10 of our Bylaws.

Voting materials, which include this Consent Solicitation Statement and a written consent card, are being mailed to all stockholders on or about ___________, 2019.  Our board of directors set the close of business on ___________, 2018 as the Record Date for the determination of holders entitled to act with respect to the consent.  As of the Record Date, the Company had _____________ shares of Common Stock outstanding, held of record by approximately __ registered holders.

Vote Required

As of the Record Date of October __, 2018, there were ____________ shares of Common Stock issued and outstanding and 125,000 shares of Series B Convertible Preferred Stock issued and outstanding, which constitute all of the outstanding capital stock of the Company. Stockholders are entitled to one vote for each share of Common Stock held by them. The 125,000 shares of Series B Convertible Preferred Stock carry the voting power of 1,785,714 shares of Common Stock _______, or __ percent (__%) of all votes entitled to consent.

In order to approve the Reverse Stock Split, we must receive the written consent of a majority of the outstanding shares of capital stock (the “Requisite Consents”).  Each share of Common Stock entitles the holder of record to one vote on the matters set forth in the written consent card.  Broker non-votes and abstentions will have the effect of a vote against the proposal.  If you do not consent to the amendment, formally abstain to the amendments or if you do not vote at all, and we do not otherwise obtain enough consents to approve the Reverse Stock Split, the Reverse Stock Split will not be approved.  Our board of directors recommends that you CONSENT to the Proposal.

“Broker non-votes” result when stockholders hold their shares in street name and do not provide voting instructions to their broker or other nominee.  Those shares will not be voted on any proposal on which the broker or other nominee does not have discretionary authority to vote under applicable rules.  We expect that brokers and other nominees will not be allowed under the rules of the New York Stock Exchange to exercise discretionary authority with respect to the proposal for beneficial owners who have not provided voting instructions.

How to Submit Consents; Solicitation of Consents; Payment for the Consent Solicitation

All written consents that are properly completed, signed and delivered to our exchange agent, ____________________ (the “Exchange Agent”), prior to the Expiration Date, and not revoked prior to our acceptance of the written consents, will be accepted.  If you have any questions about the consent solicitation or how to vote or revoke your written consent, or if you should need additional copies of this Consent Solicitation Statement or voting materials, please contact Kingsdale Advisors, our consent solicitation agent (the “Consent Solicitation Agent”), at (XXX) XXX-XXXX.

We will pay for the entire cost of soliciting consents. In addition to these mailed proxy materials, our directors and employees may also solicit consents in person, by telephone or by other means of communication. The board of directors has engaged the Consent Solicitation Agent to assist in the solicitation of consents for a fee of $XXXXX, plus an additional per holder fee for any solicitation of individual holders and reimbursement of out-of-pocket expenses. Directors and employees will not be paid any additional compensation for soliciting proxies but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. We will also reimburse brokerage firms, banks and other agents for their reasonable out-of-pocket expenses incurred in forwarding proxy materials to beneficial owners.

By Mail

Stockholders of record who desire to consent to the amendment of our Certificate of Incorporation may do so by mailing or delivering the applicable written consent to the Exchange Agent using the enclosed, postage pre-paid envelope and in accordance with the instructions contained in the written consent.  If your shares are held in street name, voting will depend on the voting processes of your broker, bank, or other holder of record.  Therefore, we recommend that you follow the voting instructions in the materials you receive directly from the holder of record.

If the written consent is properly completed and signed, the stockholder will be deemed to have consented to the proposal to amend our Certificate of Incorporation.  Failure to return the enclosed written consent card will have the same effect as a vote against approval of the proposal to amend our Certificate of Incorporation.

Written consents by the stockholder(s) must be executed in exactly the same manner as the name(s) appear(s) on the share certificates.  If share certificates to which a written consent relates are held of record by two or more joint holders, all such holders must sign the written consent.  If a signature is by a trustee, executor, administrator, guardian, proxy, attorney-in-fact, officer of a corporation or other record holder acting in a fiduciary or representative capacity, such person should so indicate when signing and must submit proper evidence satisfactory to us of such person’s authority so to act.  If share certificates are registered in different names, separate written consents must be executed covering each form of registration.

THE CONSENT SHOULD NOT BE SENT TO US.  A STOCKHOLDER MUST COMPLETE, SIGN, DATE AND DELIVER THE WRITTEN CONSENT (OR PHOTOCOPY THEREOF) FOR SUCH HOLDER’S SHARES TO THE EXCHANGE AGENT.  SUCH WRITTEN CONSENT MAY BE DELIVERED TO THE EXCHANGE AGENT BY HAND, MAIL, FACSIMILE OR OVERNIGHT COURIER.

On the Internet

The Internet voting procedures established by the Company for stockholders of record are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that those instructions have been properly recorded.  If you vote on the Internet, you do not have to return your written consent.

Stockholder of Record.  The Website for Internet voting is https://___________________________Please have your written consent handy when you go online.  Internet voting facilities for stockholders of record will close at 5:00 p.m. Eastern Time on _______________, 2019.

Beneficial Holders.  The availability of Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record.  Therefore, we recommend that you follow the voting instructions in the materials you receive.  If Internet voting is available to you, voting facilities will close at 5:00 p.m. Eastern Time on ________________, 2019.

Expiration Date; Amendments

The term “Expiration Date” means 5:00 p.m. Eastern Time, on ________________, 2019, unless the Requisite Consents are received prior to such date, in which case this solicitation will expire on the date that such Requisite Consents are obtained, and such earlier date shall be the Expiration Date.  Final results will be published in a Form 8-K after the time period for providing consents expires (the earlier of ________________, 2019, unless extended, or the time the Requisite Consents have been received).

Notwithstanding anything to the contrary set forth in this Consent Solicitation Statement, the Company reserves the right, at any time prior to the Expiration Date, to amend or terminate the solicitation, or to delay accepting written consent cards.

Revocation of Consents

Written consents may be revoked or withdrawn by the stockholders at any time prior to the date we have received the Requisite Consents and have accepted them or prior to 5:00 p.m. Eastern Time on the Expiration Date.  To be effective, a written or facsimile revocation or withdrawal of the written consent card must be received by the Exchange Agent prior to such time and addressed as follows: _____________________, c/o ____________, ___________________________; or by facsimile at (XXX) XXX-XXXX.  A notice of revocation or withdrawal must specify the stockholder’s name and the number of shares being withdrawn.  After the Expiration Date, all written consents previously executed and delivered and not revoked will become irrevocable.

Where to obtain additional information

You can contact our corporate headquarters, at DPW Holdings, Inc., 201 Shipyard Way, Newport Beach, CA 92663, by sending a letter to Milton C. “Todd” Ault, III, our Chief Executive Officer, with any questions about the proposal described in this proxy statement or how to execute your vote. In addition, you can also contact:

Kingsdale Advisors

Telephone (toll-free in North America): (866) 851-2638

Telephone (outside of North America): (416) 867-2272

E-mail: contactus@kingsdaleadvisors.com

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our Common Stock owned beneficially based on ________________ issued and outstanding shares of Common Stock as of the Record Date by: (i) each of our directors; (ii) each of our named executive officers; and (iii) each person known to us to be the beneficial owner of more than 5% of the outstanding shares of our Common Stock based upon Schedules 13G or 13D filed with the SEC.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Other than as described in the notes to the table, we believe that all persons named in the table have sole voting and investment power with respect to shares beneficially owned by them. All share ownership figures include shares issuable upon exercise of options or warrants exercisable within 60 days of the Record Date, which are deemed outstanding and beneficially owned by such person for purposes of computing his or her percentage ownership, but not for purposes of computing the percentage ownership of any other person.

Name and address of beneficial owner	Number of shares beneficially owned	Approximate Percent of class
Greater than 5% Beneficial Owners:
Philou Ventures, LLC	(2)
P.O. Box 3587 Tustin, CA 92705
Ault & Company, Inc.	(3)
Directors and executive officers: (1)
Milton Ault, III	(4)
Amos Kohn	(5)
Robert Smith	(6)
William Horne	(7)
Moti Rosenberg	(7)
Jeffrey A. Bentz	(7)
All directors and executive officers as a group (six persons)

*           Less than one percent.

(1)	Unless otherwise indicated, the business address of each of the individuals is c/o DPW Holdings, Inc., 201 Shipyard Way, Newport Beach, CA 92663.

(2)	Includes 125,000 shares of Series B Preferred Stock that are convertible into 1,785,714 shares of Common Stock and warrants to purchase 1,785,714 shares of Common Stock that are exercisable within 60 days of the Record Date. Each shares of Series B carries the voting power of 14.29 shares of Common Stock.

(3)	Includes shares owned by Philou Ventures of which Ault & Company, Inc. is the Manager. Also includes options to purchase 75,000 shares of Common Stock that are exercisable within 60 days of the Record Date.

(4)	Includes 6,297,289 shares owned by Philou Ventures and ___________ shares owned by Ault & Company, Inc. (“Ault & Company”), which may be deemed beneficially owned by Mr. Ault. Also includes options to purchase _______ shares of Common Stock that are exercisable within 60 days of the Record Date. Mr. Ault is the Chief Executive Officer of Ault & Company.

(5)	Includes options to purchase 1,027,083 shares and warrants to purchase 404,127 exercisable within 60 days of the Record Date.

(6)	Includes options and warrants to purchase 326,563 shares of Common Stock that are exercisable within 60 days of the Record Date.

(7)	Represents options to purchase shares of Common Stock that are exercisable within 60 days of the Record Date.

PROPOSAL:

AMENDMENT TO THE COMPANY’S CERTIFICATE OF

INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF COMMON STOCK

Our board of directors has adopted resolutions (1) declaring that submitting an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split, as described below, was advisable and (2) directing that a proposal to approve the Reverse Stock Split be submitted to the holders of our Common Stock for their approval.

The form of the proposed amendment to the Company’s Certificate of Incorporation to effect a reverse stock split will be substantially as set forth on Annex A (subject to any changes required by applicable law).  If approved by our stockholders, the Reverse Stock Split proposal would permit (but not require) our board of directors to effect a reverse stock split of our Common Stock at any time prior to _____________, 2019 by a ratio of not less than one-for-four and not more than one-for-twenty, with the exact ratio to be set at a whole number within this range as determined by our board of directors in its sole discretion.  We believe that enabling our board of directors to set the ratio within the stated range will provide us with the flexibility to implement the Reverse Stock Split in a manner designed to maximize the anticipated benefits for our stockholders.  In determining a ratio, if any, following the receipt of stockholder approval, our board of directors may consider, among other things, factors such as:

•	The continued listing requirements of the NYSE American;

•	the historical trading price and trading volume of our Common Stock;

•	the number of shares of our Common Stock outstanding;

•	the then-prevailing trading price and trading volume of our Common Stock and the anticipated impact of the Reverse Stock Split on the trading market for our Common Stock;

•	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs; and

•	prevailing general market and economic conditions.

Our board of directors reserves the right to elect to abandon the Reverse Stock Split, including any or all proposed reverse stock split ratios, if it determines, in its sole discretion, that the Reverse Stock Split is no longer in the best interests of the Company and its stockholders.

Depending on the ratio for the Reverse Stock Split determined by our board of directors, no less than four and no more than twenty shares of existing Common Stock, as determined by our board of directors, will be combined into one share of Common Stock.  The amendment to our Company’s Certificate of Incorporation to effect a reverse stock split, if any, will include only the reverse split ratio determined by our board of directors to be in the best interests of our stockholders and all of the other proposed amendments at different ratios will be abandoned.

To avoid the existence of fractional shares of our Common Stock, the Company will pay cash in lieu of fractional shares as described below.

Background and Reasons for the Reverse Stock Split; Potential Consequences of the Reverse Stock Split

Our board of directors is submitting the Reverse Stock Split to our stockholders for approval with the primary intent of increasing the market price of our Common Stock to enhance our ability to meet the continued listing requirements of the NYSE American and to make our Common Stock more attractive to a broader range of institutional and other investors.  In addition to increasing the market price of our Common Stock, the Reverse Stock Split would also reduce certain of our costs, as discussed below.  Accordingly, for these and other reasons discussed below, we believe that effecting the Reverse Stock Split is in the Company’s and our stockholders’ best interests.

We believe that the Reverse Stock Split will enhance our ability to maintain our on the NYSE American.  Reducing the number of outstanding shares of our Common Stock should, absent other  factors, increase the per share market price of our Common Stock, although we can not provide any assurance that our minimum bid price would remain following the Reverse Stock Split over the minimum bid price requirement of the NYSE American.

Additionally, we believe that the Reverse Stock Split will make our Common Stock more attractive to a broader range of institutional and other investors, as we have been advised that the current market price of our Common Stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public.  Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers.  In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers.  Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.  We believe that the Reverse Stock Split will make our Common Stock a more attractive and cost effective investment for many investors, which will enhance the liquidity of the holders of our Common Stock.

Reducing the number of outstanding shares of our Common Stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of our Common Stock.  However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our Common Stock.  As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of our Common Stock will increase following the Reverse Stock Split or that the market price of our Common Stock will not decrease in the future.  Additionally, we cannot assure you that the market price per share of our Common Stock after a Reverse Stock Split will increase in proportion to the reduction in the number of shares of our Common Stock outstanding before the Reverse Stock Split.  Accordingly, the total market capitalization of our Common Stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

Procedure for Implementing the Reverse Stock Split

The Reverse Stock Split, if approved by our stockholders, would become effective upon the filing (the “Effective Time”) of a certificate of amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware.  The exact timing of the filing of the certificate of amendment that will effectuate the Reverse Stock Split will be determined by our board of directors based on its evaluation as to when such action will be the most advantageous to the Company and our stockholders.  In addition, our board of directors reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing the amendment to the Company’s Certificate of Incorporation, our board of directors, in its sole discretion, determines that it is no longer in our best interest and the best interests of our stockholders to proceed with the Reverse Stock Split.  If a certificate of amendment effectuating the Reverse Stock Split has not been filed with the Secretary of State of the State of Delaware by the close of business on _______________, 2019, our board of directors will abandon the Reverse Stock Split.

Effect of the Reverse Stock Split on Holders of Outstanding Common Stock

Depending on the ratio for the Reverse Stock Split determined by our board of directors, a minimum of four and a maximum of twenty shares of existing Common Stock will be combined into one new share of Common Stock.  The table below shows, as of _______________, 2019, the number of outstanding shares of Common Stock (excluding Treasury shares) that would result from the listed hypothetical reverse stock split ratios (without giving effect to the treatment of fractional shares):

Reverse Stock Split Ratio	Approximate Number of Outstanding Shares of Common Stock Following the Reverse Stock Split

1-for-4	_________
1-for-8	_________
1-for-12	_________
1-for-16	_________
1-for-20	_________

The actual number of shares issued after giving effect to the Reverse Stock Split, if implemented, will depend on the reverse stock split ratio that is ultimately determined by our board of directors.

The Reverse Stock Split will affect all holders of our Common Stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except that as described below in “— Fractional Shares,” record holders of Common Stock otherwise entitled to a fractional share as a result of the Reverse Stock Split will receive cash in lieu of fractional shares.  In addition, the Reverse Stock Split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of Common Stock.  Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

After the Effective Time, our Common Stock will have new Committee on Uniform Securities Identification Procedures (CUSIP) numbers, which is a number used to identify our equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described below.  After the Reverse Stock Split, we will continue to be subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended.  Our Common Stock will continue to be listed on the NYSE American under the symbol “DPW.”

Beneficial Holders of Common Stock (i.e., stockholders who hold in street name)

Upon the implementation of the Reverse Stock Split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names.  Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our Common Stock in street name.  However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split.  Stockholders who hold shares of our Common Stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Registered “Book-Entry” Holders of Common Stock (i.e., stockholders whose names are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of Common Stock may hold some or all of their shares electronically in book-entry form with the transfer agent.  These stockholders do not have stock certificates evidencing their ownership of the Common Stock.  They are, however, provided with a statement reflecting the number of shares registered in their accounts.

Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive whole shares of post-Reverse Stock Split Common Stock, subject to adjustment for treatment of fractional shares.

Holders of Certificated Shares of Common Stock

Stockholders holding shares of our Common Stock in certificated form will be sent a transmittal letter by the Exchange Agent after the Effective Time. The letter of transmittal will contain instructions on how a stockholder should surrender his, her or its certificate(s) representing shares of our Common Stock (the “Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-Reverse Stock Split Common Stock (the “New Certificates”).

No new post-Reverse Split Common Stock will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the Exchange Agent. No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates. Stockholders will then receive a Direct Registration Statement representing the number of whole shares of Common Stock that they are entitled as a result of the Reverse Stock Split, subject to the treatment of fractional shares described below. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of whole shares of post-Reverse Stock Split Common Stock to which these stockholders are entitled, subject to the treatment of fractional shares. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for post-Reverse Split Common Stock. If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), a New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s).

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

Prevailing market prices

We will not issue fractional shares in connection with the Reverse Stock Split. Stockholders who would otherwise hold fractional shares because the number of shares of Common Stock they hold before the Reverse Stock Split is not evenly divisible by the split ratio ultimately determined by the Board will be entitled to receive a cash payment (without interest and subject to applicable withholding taxes) from our Exchange Agent in lieu of such fractional shares. The cash payment is subject to applicable U.S. federal and state income tax and state abandoned property laws. Stockholders will not be entitled to receive interest for the period of time between the Effective Time and the date payment is received.

We currently anticipate that, in lieu of issuing fractional shares, the aggregate of all fractional shares otherwise issuable to the holders of record of Common Stock shall be issued to the Exchange Agent for the Common Stock, as agent, for the accounts of all holders of record of Common Stock otherwise entitled to have a fraction of a share issued to them. The sale of all fractional interests will be effected by the Exchange Agent as soon as practicable after the Effective Time on the basis of prevailing market prices of the Common Stock at the time of sale. After such sale and upon the surrender of the stockholders’ stock certificates, if any, the Exchange Agent will pay to such holders of record their pro rata share of the net proceeds (after customary brokerage commissions and other expenses) derived from the sale of the fractional interests.

After the Reverse Stock Split, a stockholder will have no further interest in the Company with respect to its fractional share interest, and persons otherwise entitled to a fractional share will not have any voting, dividend or other rights with respect thereto except the right to receive a cash payment as described above.

Effect of the Reverse Stock Split on Employee Plans, Options, Restricted Stock Awards, Warrants and Convertible or Exchangeable Securities

Based upon the reverse stock split ratio determined by the board of directors, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants, convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of Common Stock.  This would result in approximately the same aggregate price being required to be paid under such options, warrants, convertible or exchangeable securities upon exercise, and approximately the same value of shares of Common Stock being delivered upon such exercise, exchange or conversion, immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split.  The number of shares deliverable upon settlement or vesting of restricted stock awards will be similarly adjusted, subject to our treatment of fractional shares.  The number of shares reserved for issuance pursuant to these securities will be proportionately based upon the reverse stock split ratio determined by the board of directors, subject to our treatment of fractional shares.

Accounting Matters

The proposed amendment to the Company’s Certificate of Incorporation will not affect the par value of our Common Stock per share, which will remain $0.001.  As a result, as of the Effective Time, the stated capital attributable to Common Stock and the additional paid-in capital account on our balance sheet will not change due to the Reverse Stock Split.  Reported per share net income or loss will be higher because there will be fewer shares of Common Stock outstanding.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes certain material U.S. federal income tax consequences of the Reverse Stock Split to holders of our Common Stock.

Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of our Common Stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our Common Stock (a “U.S. holder”).  A trust may also be a U.S. holder if (1) a U.S. court is able to exercise primary supervision over administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.  An estate whose income is subject to U.S. federal income taxation regardless of its source may also be a U.S. holder.  This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors.  This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S.  expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our Common Stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (iii) persons that do not hold our Common Stock as “capital assets” (generally, property held for investment).

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.  Partnerships that hold our Common Stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this proxy statement.  Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split.

PLEASE CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

U.S. Holders

The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes.  Therefore, a stockholder generally will not recognize gain or loss on the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse stock split shares. The aggregate tax basis of the post-split shares received will be equal to the aggregate tax basis of the pre-split shares exchanged therefore (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-split shares received will include the holding period of the pre-split shares exchanged. A holder of the pre-split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-split shares were held for one year or less and long term if held more than one year. No gain or loss will be recognized by us as a result of the reverse stock split.

No Appraisal Rights

Under Delaware law and our charter documents, holders of our Common Stock will not be entitled to dissenter’s rights or appraisal rights with respect to the Reverse Stock Split.

Consent Required to Approve the Amendment and Recommendation

Under Delaware law and our charter documents, the affirmative consent of holders of a majority of the shares of Common Stock outstanding as of the Record Date is required to approve the Reverse Stock Split.

Our board of directors recommends that stockholders CONSENT to the amendment to the Certificate of Incorporation to authorize the Reverse Stock Split.

SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Consent Solicitation Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements reflect the current view about future events. When used in this Consent Solicitation Statement the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan” or the negative of these terms and similar expressions as they relate to us or our management identify forward looking statements. Such statements, include, but are not limited to, statements contained in this Consent Solicitation Statement relating to our business, business strategy, and potential implementation of a Reverse Stock Split and the impact thereunder. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statement of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward looking statements include, a continued decline in general economic conditions nationally and internationally, decreased demand for our products and services; market acceptance of our products; the ability to protect our intellectual property rights; impact of any litigation or infringement actions brought against us; competition from other providers and products; risks in product development; inability to raise capital to fund continuing operations; changes in government regulation, the ability to complete customer transactions and capital raising transactions, and other factors relating to our industry, our operations and results of operations and any businesses that may be acquired by us. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

AVAILABILITY OF FORM 10-K

Copies of the Annual Report on Form 10-K for the fiscal year ended December 31, 2017, will be provided, without charge, upon the written request of any stockholder.  No portion of the Annual Report is incorporated herein or is to be considered proxy soliciting material.  This request should be directed to DPW Holdings, Inc., 201 Shipyard Way, Newport Beach, CA 92663; Attn: Chief Financial Officer.  Our latest quarterly report on Form 10-Q is available from our Chief Financial Officer at the foregoing address.  Our Annual Report on Form 10-K and our other periodic filings are available on the SEC’s website at www.sec.gov as well as through our Company’s website at www.dpwholdings.com under “Investor Relations, SEC Filings.”

ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act.  Accordingly, we file periodic reports, proxy statements and other information with the SEC.  The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549 and may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains an Internet site, www.sec.gov, through which all forms filed electronically may be accessed.  Additionally, all forms filed with the SEC and additional stockholder information is available free of charge on our website www.dpwholdings.com, including our 2017 Annual Report to Stockholders, which includes our Annual Report on Form 10-K, which we previously delivered to all our stockholders or by contacting our Corporate Secretary at 201 Shipyard Way, Newport Beach, CA 92663, or by phone (510) 657-2635.  We post these reports to its website as soon as reasonably practicable after filing them with the SEC.  None of the information on or accessible through our website is incorporated into this Consent Solicitation.

 By Order of the Board of Directors,

/s/ Milton C. Ault, III

MILTON C. AULT, III

Chairman of the Board of Directors

________________ ___, 2019

Annex A

Amendment to Certificate of Incorporation

Section 1 of Article IV of the Company’s Certificate of Incorporation currently reads in its entirety as follows:

“This Corporation is authorized to issue two hundred million (200,000,000) shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), twenty-five million (25,000,000) shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”), and twenty-five million (25,000,000) shares of Preferred Stock, par value $0.001 per share. The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of Common Stock of the Corporation, voting together as a single class.”

The proposal would amend Section 1 of Article IV of the Company’s Certificate of Incorporation to read substantially in its entirety as follows, subject to compliance with applicable law:

“This Corporation is authorized to issue two hundred million (200,000,000) shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), twenty-five million (25,000,000) shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”), and twenty-five million (25,000,000) shares of Preferred Stock, par value $0.001 per share. The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of Common Stock of the Corporation, voting together as a single class.

Upon the filing and effectiveness (the “Effective Time”) pursuant to the Delaware General Corporation Law of this amendment to the Corporation’s Certificate of Incorporation, as amended, each [      ]*  shares of Class A Common Stock issued and outstanding immediately prior to the Effective Time either issued and outstanding or held by the Corporation as treasury stock shall be combined into one (1) validly issued, fully paid and non-assessable share of Class A Common Stock without any further action by the Corporation or the holder thereof (the “Reverse Stock Split”); provided that no fractional shares shall be issued to any holder and that instead of issuing such fractional shares, the Corporation shall pay in cash the fair value of such fraction of a share as of the time when this Certificate of Amendment becomes effective based on the average closing sales price of the Class A Common Stock as reported on www.nyse.com/quote for the five trading days preceding such date.   Each certificate that immediately prior to the Effective Time represented shares of Class A Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Class A Common Stock into which the shares of Class A Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional shares as described above.”

The remaining paragraphs of Article IV shall not be affected by the foregoing amendment.

* Whole number between four (4) and twenty (20) as determined by the Board of Directors in its sole discretion.

Annex A-1

DPW HOLDINGS, INC.

REVOCABLE CONSENT SOLICITED BY THE BOARD OF DIRECTORS

The undersigned stockholder of DPW Holdings, Inc. (the “Company”) hereby revokes all previously granted consents and appoints each of Milton C. Ault, III and William B. Horne as their attorneys, agents and proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote as the undersigned has designated, all the shares of Class A Common Stock (the “Common Stock”) of the undersigned.

1.	Approval of an amendment to our Certificate of Incorporation to effect a reverse stock split of our Common Stock by a ratio of not less than one for four and not more than one for twenty at any time prior to January __, 2020, with the exact ratio to be set at a whole number within this range as determined by the Board of Directors in its sole discretion.

☐	☐	☐
CONSENT	CONSENT WITHHELD	ABSTAIN

THIS CONSENT WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER.  IF NO DIRECTION IS GIVEN, THIS CONSENT WILL BE VOTED FOR THE REVERSE STOCK SPLIT.

This Consent revokes any consent to vote such shares heretofore given by the undersigned.  Please sign and date below.

The undersigned hereby ratifies and confirms all that said attorneys and proxies, or any of them, or their substitutes, shall lawfully do or cause to be done because of this consents, and hereby revokes any and all consents the undersigned has given before.  The undersigned acknowledges receipt of the Consent Solicitation which accompanies the notice.

DATED: __________, 2019
(Signature)

(Signature, if held jointly)

Sign exactly as name(s) appear(s) on stock certificate(s).  If stock is held jointly, each holder must sign.  If signing is by attorney, executor, administrator, trustee or guardian, give full title as such.  A corporation or partnership must sign by an authorized officer or general partner, respectively.

PLEASE SIGN, DATE AND RETURN THIS CONSENT IN THE ENVELOPE PROVIDED TO __________________., C/O __________________ AT ___________________________.

You may also submit your consent facsimile to XXXXXXXXXXXXXXX or electronically on the Internet by going to _______________.

Important Notice Regarding the Availability of Consent Materials.  The consent solicitation is available on the SEC’S website at www.sec.gov as well as through the Company’s website at www.dpwholdings.com under “Investor Relations, SEC Filings.”